Exhibit 10.7

AMENDMENT

This Agreement amends the agreement between CombinatoRx, Incorporated (the “Company”) and Alexis Borisy (the “Employee”) captioned First Amended Employment, Confidentiality and Non-Competition Agreement and dated as of the 1st day of July, 2004 (the “Employment Agreement”). All capitalized terms used in this Agreement shall have the meaning ascribed to them in the Employment Agreement, unless otherwise expressly provided herein.

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Section 5(d) of the Employment Agreement is amended by striking the existing Section 5(d) in its entirety and replacing it with the following:

“(d) By the Company Other than for Cause. The Company may terminate the Employee’s employment hereunder other than For Cause at any time upon sixty (60) days’ notice to the Employee or Base Salary in lieu thereof. In the event of termination in accordance with this Section 5(d), in addition to Final Compensation and any bonus compensation earned but unpaid for the prior fiscal year, the Employee shall be entitled to the same severance pay, benefit premium contributions, accelerated vesting of stock options and restricted stock, and option exercise period that he would have been entitled to receive had the Employee’s employment been terminated by the Company pursuant to Section 5(g)(i) below.”

2. Section 5(e) of the Employment Agreement is amended by striking the existing Section 5(e) in its entirety and replacing it with the following:

“(e) By the Employee for Good Reason. The Employee may terminate his employment hereunder for Good Reason upon notice to the Company setting forth in reasonable detail the nature of such Good Reason. The following shall constitute Good Reason for termination by the Employee: (i) the Company materially reducing the scope of the Employee’s duties and responsibilities or materially demoting or reducing the Employee’s authority; (ii) a material change to the Employee’s primary place of employment with the Company, which results in the Company changing the Employee’s primary place of employment to a location that is more than fifty (50) miles from the Employee’s primary place of employment with the Company immediately prior to such change; or (iii) the Company materially reducing the Employee’s Base Salary. In the event of termination in accordance with this Section 5(e), in addition to Final Compensation and any bonus compensation earned but unpaid for the prior fiscal year, the Employee shall be entitled to the same severance pay, benefit premium contributions, accelerated vesting of stock options and restricted stock, and option exercise period that he would have been entitled to receive had the Employee’s employment been terminated by the Company pursuant to Section 5(g)(i) below.”

3. Section 5(g)(i) of the Employment Agreement is amended by striking the existing Section 5(g)(i) in its entirety and replacing it with the following:

“(i) If a Change of Control (as defined below) occurs and within two (2) years following such Change of Control, the Company terminates the Employee’s employment other than for Cause, or the Employee terminates his employment for Good Reason, the Company (A) shall pay the Employee, as severance pay, an amount equal to twenty-four (24) months’ Base Salary at the rate in effect on the date of termination of the Employee’s employment, payable in a single lump sum within five (5) business days following the effective date of the separation agreement required pursuant to Section 6(d) below; (B) shall pay the premium cost of the Employee’s participation in the Company’s group medical and dental plans for a period of twenty-four (24) months following the date of termination, provided that the Employee is entitled to continue such participation under applicable law and plan terms; (C) shall cause to become vested on the date of termination 100% of the options granted pursuant to Section 4(c) hereof or otherwise which remain unvested on that date and the Employee shall be entitled to not less than ninety (90) days following the date of termination to exercise all or any portion of such options, provided that in no event may the exercise date extend beyond the original maximum term of the option; and (D) shall cause to become vested on the date of termination 100% of any restricted stock previously granted to the Employee which remains unvested on that date.”

4. Section 5(g)(ii) of the Employment Agreement is hereby stricken in its entirety, and the existing Section 5(g)(iii) is hereby renumbered as Section 5(g)(ii). Similarly, any references to Section 5(g)(iii) are hereby amended to refer to the new Section 5(g)(ii).

5. Section 6 of the Employment Agreement is amended by adding the following new Section 6(d):

“(d) Notwithstanding any other provision of this Agreement, in order to receive any severance pay, benefit premium contributions or vesting of stock options or restricted stock under Section 5(d), 5(e) or 5(g), the Employee must execute, and not revoke, a separation agreement that includes a general release of claims in a form required by the Company.”

6. Section 12 of the Employment Agreement is amended by striking the existing Section 12(b) and replacing it with the following:

“(b) A “Change of Control” shall be deemed to have occurred when any of the following events takes place: (i) any Person is or becomes the beneficial owner (as defined in Rule 13d-3 under the Securities and Exchange Act of 1934, as amended), directly or indirectly, of fifty (50%) percent or more of the outstanding common stock of the Company; (ii) a sale, merger or consolidation after which securities possessing more than fifty (50%) percent of the total combined voting power of the Company’s outstanding securities have been transferred to or acquired by a Person or Persons different from the Persons who held such percentage of the total combined voting power immediately prior to such transaction; (iii) the sale, transfer or other disposition of all or substantially all of the Company’s assets to one or more Persons (other than a wholly owned subsidiary of the Company or a parent company whose stock ownership after the transaction is the same as the Company’s ownership before the transaction); or (iv) an acquisition, merger or similar transaction or a divestiture of a substantial portion of the Company’s business after which your role is not substantially the same as such role prior to the transaction.”

7. Add the following new Section 24:

“24. Timing of Payments. If at the time of the Employee’s separation from service, the Employee is a “specified employee,” as hereinafter defined, any and all amounts payable under Section 5 in connection with such separation from service that constitute deferred compensation subject to IRC, § 409A (“Section 409A”), as determined by the Company in its sole discretion, and that would (but for this sentence) be payable within six months following such separation from service, shall instead be paid on the date that follows the date of such separation from service by six (6) months. For purposes of the preceding sentence, “separation from service” shall be determined in a manner consistent with subsection (a)(2)(A)(i) of Section 409A and the term “specified employee” shall mean an individual determined by the Company to be a specified employee as defined in subsection (a)(2)(B)(i) of Section 409A.”

Except as expressly modified herein, the Employment Agreement, and all of its terms and provisions, shall remain unchanged and in full force and effect. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

Intending to be legally bound, the parties have signed this Agreement to take effect on the date on which it is signed by the second of the parties.

COMBINATORX, INCORPORATED:		THE EMPLOYEE:

By:	/s/ Robert Forrester	/s/ Alexis Borisy
Title:	EVP & Chief Financial Officer	Alexis Borisy

Date: December 12, 2008		Date: December 12, 2008

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